U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 11, 2011

 BRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

525 Market Street, 4 th Floor, San Francisco, California 94105-2712
(Address of principal executive offices) (Zip code)

(415) 445-6530
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2011, we the appointed Scott A. Reinert to executive vice president, operations, effective January 24, 2011.

Mr. Reinert, 52, will oversee property operations and related corporate services, including facilities management, sales and marketing, and corporate communications. He fills the top operations post vacated by Edward F. Lange, who resigned in July 2010.

Mr. Reinert has more than 20 years of experience in property management and operations. From 1994 to 2009, he was employed by the Irvine Company in Newport Beach, California. Most recently, he served as senior vice president, property management, for the Irvine Company Apartment Communities, overseeing the operations of 95 apartment communities, comprising 37,000 units, including about 2,000 development lease-up units a year, and more than 1,000 on-site associates. His first position was vice president, asset management, Irvine Apartment Communities, then a public real estate investment trust. In 1998, he was promoted to president, Irvine Apartment Management Company, leading the operations of a multifamily portfolio that grew from 17,000 to 25,000 units in five years. After leaving the Irvine Company, Reinert founded Axiom Multifamily Realty Advisors, Inc., to invest in and manage properties in the Southwest.

He began his career in property management at GFS Northstar (now Pinnacle) in Atlanta, where he rose to chief operating officer, east, in four years. Reinert holds a bachelor’s degree in real estate and risk management from Florida State University. He is a Certified Property Manager, a California-licensed real estate broker, and a member of the South Coast Apartment Association, for which he has served in various leadership and board positions, and the California Apartment Association. He will be based in BRE’s corporate headquarters in San Francisco.

Mr. Reinert entered into an employment agreement with us on January 11, 2011, effective as of January 24, 2011. The agreement provides for at will employment commencing on January 24, 2011, and continuing thereafter until terminated.  Certain material terms of the agreement are as follows:

Base Salary. Mr. Reinert has an annual base salary of $300,000.  The Board of Directors, in its discretion, may review the base salary periodically and adjust Mr. Reinert’s base salary in its sole discretion based on relevant circumstances.

Annual Incentive Bonus. Mr. Reinert is eligible to receive an annual incentive bonus that is performance based with a specific target bonus level of 90% of his base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by our Board of Directors. For any given year, it is anticipated that Mr. Reinert’s annual bonus could range from 0% to 200% of the target bonus level set forth above.

Long-Term Incentive Awards. Under his employment agreement, Mr. Reinert is eligible to receive long-term incentive awards at the discretion of our Board of Directors. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long-term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long-term compensation as determined by our Board of Directors in its sole discretion.

Benefits. During the term of his employment agreement, BRE has agreed to pay the premiums on a term life insurance policy covering and for the benefit of Mr. Reinert with face amount equal to 100% of base salary. Mr. Reinert is also entitled to participate in other benefit plans as are generally provided by us to our other officers.

Severance Benefits. If at any time during the term of his employment agreement, the employment of Mr. Reinert is terminated, he shall be entitled to certain severance benefits based on the nature of his termination. If Mr. Reinert is terminated by us other than for Good Cause (as defined in the employment agreement) he is entitled to receive a lump-sum payment equal to the sum of: (i) his pro rata estimated annual bonus for the year in question, his final base salary and the average of his annual bonuses for the two fiscal years prior to the year in which his termination occurs (or, if at the time of termination,  he has been employed for less than two full fiscal years, the bonus paid for the immediately preceding fiscal year or, if he has been employed for less than one full fiscal year, his target bonus) and (ii) the vesting benefits set forth in any equity award agreement then in place. If within twelve months after the effective date of a Change in Control (as defined in the employment agreement) Mr. Reinert terminates his employment with the Continuing Employer (as defined in the employment agreement) without Good Reason (as defined in the employment agreement), he is entitled to receive: a lump-sum payment equal to: the estimated annual bonus that he would have earned for the fiscal year in question (based on actual performance relative to management by objective criteria for the fiscal year and Executive’s contribution, in each case up to the date of termination), calculated on a pro-rated basis to the Termination Date plus either (i) if he has been employed for one full year or more at the time of such termination, the pro rata (from the date of the Change in Control until the termination)  average annualized annual bonus he received during the term of his employment; or (ii) if he has been employed for less than one full year at the time of such termination, his pro rata target bonus for that year.  In addition, if Mr. Reinert gives not less than 90-days’ prior written notice of such voluntary termination and uses his reasonable efforts to assist during the transition period between the notice of termination and the termination itself, he is entitled to be paid an additional lump-sum equal to: (i) if Mr. Reinert resigns after having been employed through two full fiscal years, the sum of his final base salary and the average annual bonus awarded in the prior two years; (ii) if Mr. Reinert resigns after having been employed more than one but less than two full fiscal years, the sum of his final base salary and the annual bonus he was awarded in the immediately preceding year; or (iii) if he resigns before having been employed through one full fiscal year, the sum of his final base salary and his target bonus.

If within twelve months after the effective date of a Change in Control Mr. Reinert terminates his employment with the Continuing Employer for Good Reason or the Continuing Employer terminates his employment without Good Cause, he is entitled to receive from the Continuing Employer: (i) a lump sum equal to his pro rata estimated annual bonus for that year, (ii) a lump-sum payment equal to: (a) if the termination occurs after he has been employed through two full fiscal years, two times the sum of (A) his final base salary and (B) the average of the annual bonuses awarded to him for the two fiscal years prior to the year in which the termination occurs; (b) if the termination occurs after he has been employed more than one but less than two full fiscal years, two times the sum of (C) his final base salary and (D) the annual bonus he was awarded in the immediately preceding year; or (c) if the termination occurs before he has been employed through one full fiscal year, two times the sum of (E) his final base salary and (F) his target bonus. In addition, he would also be entitled to receive accelerated vesting of equity awards.

In the event that the benefits provided for in his employment agreement, when aggregated with any other payments or benefits received by Mr. Reinert, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

In addition to the provisions of the Employment Agreement, conditioned upon the approval of the Board of Directors, after Mr. Reinert commences employment he will receive restricted stock valued at $350,000 based upon the price on the date of the grant which will cliff vest three years from the date of grant.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this report contains forward-looking statements regarding the employment arrangements of Mr. Reinert, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit Number

10.1	Employment Agreement dated January 11, 2011

99.1	Press Release dated January 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: January 13, 2011	By:	/s/ Kerry Fanwick
	Name:	Kerry Fanwick
	Title:	Executive Vice President, General Counsel